PROSPECTUS SUPPLEMENT DATED JULY 7, 1999
(to Prospectus dated July 10, 1997)


                                 772,936 SHARES

                         GENERAL GROWTH PROPERTIES, INC.
                                  COMMON STOCK


         The table on pages 3-4 of this Prospectus under the heading "Selling Stockholders" is amended to (i) delete all references to Morgenstern, Rounick-Weiner Associates and to replace such references with the information contained in the table below, and (ii) identify additional selling stockholders, listed in the table below, who or which received Units which may be exchanged for Shares covered by this Prospectus from Morgenstern, Rounick-Weiner Associates. Information as of July 10, 1997 about other selling stockholders is found on pages 3-4 of this Prospectus under the heading "Selling Stockholders" and is not being amended by this Prospectus Supplement.

                                        Beneficial           Shares           Beneficial
                                        Ownership             to be           Ownership
Selling Stockholders                Prior to Offering      Offered(1)      After Offering(1)
--------------------                -----------------      ----------      -----------------
Warren Weiner and                         15,856             15,856                -
Penny Weiner, husband
and wife, as tenants-by-
the-entirety

Joint Revocable Trust of                  15,856             15,856                -
Marvin Rounick and Judy
Rounick

Arthur Bruce Associates                   31,711             31,711                -

(1) The Company does not know the exact number of Shares that any Selling Stockholder will sell, if any. None of the Selling Stockholders currently own 1% or more of the outstanding Common Stock.